Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR THE FOURTH QUARTER OF 2023

Midlothian, Virginia, January 25, 2024. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the fourth quarter of 2023. Net income for the fourth quarter of 2023 was $1,692,000, or $1.14 per fully diluted share, compared to net income for the fourth quarter of 2022 of $2,162,000, or $1.46 per fully diluted share. For the twelve months ended December 31, 2023, net income was $1,918,000, or $1.29 per fully diluted share, compared to net income for the twelve months ended December 31, 2022, of $8,305,000, or $5.62 per fully diluted share.

Jay Hendricks, President and CEO, commented, “We finished the year with a good fourth quarter and well positioned for 2024. We produced a consolidated return on average equity of 10.45% for the fourth quarter and 12.00% in the commercial banking segment. Margin compression and economic malaise in the mortgage business impacted the full year 2023 results. We repositioned our investment portfolio in the third quarter and, while the transaction negatively impacted earnings, the transaction was structured to improve the go forward run rate on earnings. The benefit can be seen in our net interest margin (NIM) which expanded 37 basis points to 3.83% from the third quarter.”

“The commercial bank grew core loans 6.83% and deposits decreased 3.10% in 2023. Deposit balances were generally flat to slightly up throughout the year. The fourth quarter decrease is primarily attributable to year-end business operating account distributions. While we anticipate continued pressure on our funding base, increasing earning asset yields, and disciplined management of our deposit mix and cost will support our net interest margin into 2024. Our focus remains on core relationship growth, disciplined management of our funding mix and costs, navigating the weak mortgage environment and remaining vigilant on credit quality.”

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Pre-tax earnings (loss) by segment
Commercial banking	$2,410	$(3,019)	$1,816	$2,267	$3,070
Mortgage banking	(316)	(288)	(303)	(402)	(388)
Income before income tax expense (benefit)	2,094	(3,307)	1,513	1,865	2,682
Commercial banking income tax expense (benefit)	468	(693)	338	409	602
Mortgage banking income tax benefit	(66)	(61)	(64)	(84)	(82)
Net income (loss)	$1,692	$(2,553)	$1,239	$1,540	$2,162

Three months ended December 31, 2023 vs. three months ended December 31, 2022.

The Commercial Banking Segment recorded net income of $1,942,000 for Q4 2023 compared to net income of $2,468,000 for Q4 2022.

The following are variances of note for the three months ended December 31, 2023 compared to the three months ended December 31, 2022:

●	Net interest margin (“NIM”) compressed by 20 basis points to 3.83% for Q4 2023 compared to 4.03% for Q4 2022. The compression was driven by the following:
o	The yield on our earning assets increased by 88 basis points, 5.23% as of Q4 2023 compared to 4.35% as of Q4 2022. The increase in our yield on earning assets continues to be a result of improvement in our earning asset mix as well as the impact of the rise in interest rates during 2022 and 2023. We expect to see continued improvement in the yield on earning assets as a portion of our securities portfolio continues to mature over the next several quarters and those lower yielding assets are re-deployed in higher earning assets and as a result of the impact of the balance sheet repositioning completed during the third quarter of 2023.
o	The cost of interest-bearing liabilities increased by 179 basis points to 2.34% for Q4 2023 compared to 0.55% for Q4 2022. The increase in our cost of interest bearing liabilities continues to be driven by an increase in the rate paid on variable rate debt and market pressures on deposit rates. The rate paid on money market deposit accounts increased 227 basis points to 2.71% for Q4 2023 compared to 0.44% for Q4 2022. While we expect there will be continued pressure on our funding base, we anticipate the velocity of those increases to slow down in 2024.
o	While the rate paid on interest bearing liabilities increased by 179 basis points for Q4 2023 as compared to Q4 2022, overall cost of funds increased by 113 basis points, 1.45% for Q4 2023 vs. 0.32% for Q4 2022. The lower increase in cost of funds was driven by our strong non-interest bearing deposits level, which remains near 40% of our deposit base.

●	On January 1, 2023, the Commercial Banking Segment adopted the Current Expected Credit Loss (“CECL”) methodology for estimating credit losses, which resulted in an increase of $150,000 in the allowance for credit losses (“ACL”) on January 1, 2023. The Commercial Banking Segment recorded a provision for credit losses of $50,000 for Q4 2023 compared to no provision expense for Q4 2022. The provision for credit losses was driven by loan growth during the period and was offset by stable macroeconomic conditions and credit quality remaining strong. While current economic challenges due to higher inflation and the speed at which interest rates have risen remain a risk to credit quality, we believe our current level of allowance for credit losses is sufficient.
●	The Commercial Banking Segment posted noninterest income of $862,000 for Q4 2023 compared to income of $843,000 for Q4 2022. The increase in noninterest income was driven by higher deposit fee income as a result of increased transactions.
●	The Commercial Banking Segment posted noninterest expense of $4,981,000 for Q4 2023 compared to $4,717,000 for Q4 2022. The increase in noninterest expense was driven by increased staffing costs, data processing costs, costs associated with check fraud and the impact of rising inflation on our expense base.

The Mortgage Banking Segment posted a net loss of $250,000 for Q4 2023 compared to a net loss of $306,000 for Q4 2022. Mortgage originations during Q4 2023 continued to be impacted by higher mortgage rates and the historically low inventory of homes for sale.

Twelve months ended December 31, 2023 vs. twelve months ended December 31, 2022.

The Commercial Banking Segment posted net income of $2,952,000 for the twelve months ended December 31, 2023 compared to $8,778,000 for the twelve months ended December 31, 2022.

The following are variances of note for the twelve months ended December 31, 2023 compared to the twelve months ended December 31, 2022:

●	NIM compressed by two basis points to 3.65% for the twelve months ended December 31, 2023 compared to 3.67% for the twelve months ended December 31, 2022. The compression was driven by the following:
o	The yield on our earning assets increased by 88 basis points, 4.80% for the twelve months ended December 31, 2023 compared to 3.92% for the twelve months ended December 31, 2022. The increase in our yield on earning assets continues to be a result of improvement in our earning asset mix as well as the impact of the rise in interest rates during 2022 and 2023. We expect to see continued improvement in the yield on earning assets as a portion of our securities portfolio continues to mature over the next several quarters and those lower yielding assets are re-deployed in higher earning assets and as a result of the impact of the balance sheet repositioning completed during the period.

o	Total Paycheck Protection Program (“PPP”) income recorded by the Commercial Banking Segment was $9,400 for the twelve months ended December 31, 2023 compared to $1,058,000 for the twelve months ended December 31, 2022.
o	The cost of interest bearing liabilities increased by 146 basis points to 1.90% for the twelve months ended December 31, 2023 compared to 0.44% for the twelve months ended December 31, 2022. The increase in our cost of interest bearing liabilities was driven by an increase in the rate paid on variable rate debt and continued market pressures on deposit rates. Average borrowings increased by approximately $33.2 million, from the twelve months ended December 31, 2022, with a weighted average cost of 4.65% during the twelve months ended December 31, 2023. The rate paid on money market deposit accounts increased 170 basis points to 1.97% for the twelve months ended December 31, 2023 compared to 0.27% for the twelve months ended December 31, 2022. While we expect there will be continued pressure on our funding base, we anticipate the velocity of those increases to slow down in 2024.
o	While the rate paid on interest bearing liabilities increased by 146 basis points for the twelve months ended December 31, 2023, overall cost of funds increased by 93 basis points, 1.19% for the twelve months ended December 31, 2023 vs. 0.26% for the twelve months ended December 31, 2022. The lower increase in cost of funds was driven by our strong non-interest bearing deposits level, which remained near 40% of our deposit base.
●	The Commercial Banking Segment recorded a provision for credit losses of $50,000 for the twelve months ended December 31, 2023 and recovery of provision for credit losses of $300,000 for the twelve months ended December 31, 2022. The provision for credit losses for the twelve months ended December 31, 2023 was driven by loan growth during the period and was offset by stable macroeconomic conditions and credit quality remaining strong. The recovery of provision for loan loss expense for the twelve months ended December 31, 2022 resulted from reductions in the qualitative factors driven by improving economic factors and improved credit metrics. While current economic challenges due to higher inflation and the speed at which interest rates have risen remain a risk to credit quality, we believe our current level of allowance for credit losses is sufficient.
●	The Commercial Banking Segment posted a noninterest loss of $1,553,000 for the twelve months ended December 31, 2023 compared to income of $3,353,000 for the twelve months ended December 31, 2022. The reduction was primarily the result of the $4,986,000 in pre-tax losses incurred on the sale of available for sale securities during 2023 which was the result of the balance sheet reposition strategy. The Company executed a securities repositioning and balance sheet deleveraging strategy by selling available for sale securities with a total book value of $55,195,000 and a weighted average yield of 1.48% at a pre-tax loss of $4,986,000. The net proceeds from the sale were used to reduce Federal Home Loan Bank (“FHLB”) borrowings by $15.0 million costing 5.57% and the remaining funds were reinvested back into the securities portfolio with a weighted average yield of 5.48%, with a duration of 3.4 years, and a weighted average life of 5.0 years. The transaction was structured to improve the forward run rate on earnings, add interest rate risk protection to a higher for longer and potential down rate environments, while improving tangible common equity and maintaining our strong liquidity position. The Company projects the transaction to be 19.5% accretive to earnings per share, 39 basis points accretive to net interest margin, 24 basis points accretive to return on assets, 217 basis points accretive to return on tangible common equity and 20 basis points accretive to tangible common equity to assets ratio, with a projected short earnback period of just over two and one half years.

●	The Commercial Banking Segment posted noninterest expense of $19,836,000 for the twelve months ended December 31, 2023 compared to $18,228,000 for the twelve months ended December 31, 2022. The increase in noninterest expense was driven by increased staffing costs, data processing costs, cost associated with check fraud and the impact of rising inflation on our expense base.

The Mortgage Banking Segment posted a net loss of $1,034,000 for the twelve months ended December 31, 2023 compared to a net loss of $473,000 for the twelve months ended December 31, 2022. Mortgage originations during 2023 continued to be impacted by higher mortgage rates and the historically low inventory of homes for sale.

Financial Highlights

	Three Months Ended		Year Ended
Metric	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Consolidated
Return on average equity(1)	10.45%	14.45%	3.00%	13.54%
Return on average assets(1)	0.91%	1.17%	0.26%	1.11%
Commercial Banking Segment
Return on average equity(1)	12.00%	16.50%	4.62%	14.31%
Return on average assets(1)	1.05%	1.34%	0.40%	1.18%
Net interest income to average assets	3.56%	3.76%	3.38%	3.41%
Provision for (recovery of) credit losses to average assets	0.03%	—%	0.01%	(0.04)%
Noninterest income to average assets	0.47%	0.46%	(0.21)%	0.45%
Noninterest expense to average assets	2.69%	2.56%	2.69%	2.44%
Mortgage Banking Segment
Return on average equity(1)	(1.54)%	(2.05)%	(1.62)%	(0.77)%
Return on average assets(1)	(0.14)%	(0.17)%	(0.14)%	(0.06)%
Net income before tax to average assets	(0.17)%	(0.21)%	(0.18)%	(0.08)%
(1)	Annualized.

Loans and Asset Quality

The following table provides the composition of our gross loan portfolio at the end of periods indicated (in thousands):

Loans Outstanding
Loan Type	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
C&I + Owner occupied commercial real estate	$208,793	$204,610	$206,129	$204,605	$209,721
PPP Loans	76	87	229	247	270
Nonowner occupied commercial real estate	167,924	164,629	167,958	164,463	164,974
Acquisition, development and construction	47,495	56,260	50,938	49,426	45,127
Total commercial loans	424,288	425,586	425,254	418,741	420,092
Consumer/Residential	128,532	117,014	106,532	96,615	93,680
Student	17,923	18,923	20,285	20,195	20,617
Other	4,265	4,578	4,099	4,267	4,038
Total loans	$575,008	$566,101	$556,170	$539,818	$538,427

Core loans, which are total loans, excluding PPP loans, increased by $8,918,000, or 1.58%, from Q3 2023, and increased by $36,775,000, or 6.83%, from Q4 2022.

●	The commercial loan portfolio, excluding PPP loans, decreased by $1,287,000, or 0.30%, from Q3 2023 and increased by $4,390,000, or 1.05%, from Q4 2022. Growth in the portfolio was impacted by several large payoffs that occurred during Q4 2023, which carried below current market rates. These payoffs were supplemented by new originations at more attractive market rates.
●	The consumer/residential loan portfolio grew by $11,518,000, or 9.84%, from Q3 2023 and increased by $34,852,000, or 37.20%, from Q4 2022. The growth was driven by growth in 1-4 family residential loans, which was primarily in purchase money adjustable-rate mortgages and home equity loans.

Asset quality

On January 1, 2023, the Commercial Banking Segment adopted the CECL methodology for estimating credit losses, which resulted in an increase of $150,000 in the ACL on January 1, 2023 to $3.52 million. The ACL included an allowance for credit losses on loans of $3.24 million and a reserve for unfunded commitments of $277,000.

As of December 31, 2023, the ACL was $3.73 million and included an allowance for credit losses on loans of $3.42 million and a reserve for unfunded commitments of $306,000.

Asset quality remains strong, but we remain vigilant in monitoring our portfolio segments for impacts associated with higher rates and the slowing economy. The Bank’s period-end asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2023(1)
Allowance for Credit Losses on Loans/Total Loans	0.59%	0.59%	0.58%	0.61%	0.63%	1.10%
Allowance for Credit Losses on Loans/Nonperforming Loans	1176.12%	1120.23%	1139.05%	555.47%	515.16%	262.00%
Net Charge-offs (recoveries) to Average Loans(2)	(0.00%)	(0.11%)	(0.00%)	(0.00%)	(0.00%)	0.05%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.06%	0.06%	0.06%	0.12%	0.13%	0.51%
Nonperforming Assets/Bank Total Assets	0.04%	0.04%	0.04%	0.08%	0.09%	0.26%
(1) Source - S&P Global data for VA Banks <$1 Billion in assets as of September 30, 2023.
(2) Annualized.

The allowance for credit losses on loans to total loans ratio at the Company is 0.59% compared to the peer average of 1.10%, management considers this level of allowance sufficient and appropriate based on the current asset quality and assessment of the Company’s loan portfolio.

Deposits

The following table provides the composition of our deposits at the end of the periods indicated (in thousands):

Deposits Outstanding
Deposit Type	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Noninterest-bearing demand	$247,624	$243,390	$249,059	$254,039	$255,236
Interest checking	76,289	81,779	88,330	80,265	90,252
Money market	195,249	210,439	196,603	186,096	179,036
Savings	39,633	42,367	44,378	51,015	55,695
Time deposits	46,550	48,799	50,012	46,601	44,524
Total deposits	$605,345	$626,774	$628,382	$618,016	$624,743

Total deposits decreased by $21,429,000, or 3.42%, from Q3 2023, and decreased by $19,398,000, or 3.10%, from Q4 2022. Variances of note are as follows:

●	Noninterest bearing demand account balances increased $4,234,000 from Q3 2023 and decreased $7,612,000 from Q4 2022 and represented 40.91% of total deposits compared to 38.83% as of Q3 2023 and 40.85% as of Q4 2022. The decrease in noninterest bearing demand deposits from Q4 2022 was driven by a combination of consumers and businesses drawing down balances due to higher costs associated with continued pressure from inflation.

●	Low-cost relationship deposits (i.e., interest checking, money market, and savings) balances decreased $23,414,000, or 7.00%, from Q3 2023 and decreased $13,812,000, or 4.25%, from Q4 2022. The decrease in low-cost relationship deposits from Q3 2023 was a result of seasonal reductions due to year-end payouts and tax payments. The decrease in deposits from Q4 2022 was primarily driven by the same combination of factors as the noninterest bearing demand accounts.

●	Time deposits decreased by $2,249,000, or 4.61%, from Q3 2023 and increased by $2,026,000, or 4.55%, from Q4 2022. The reduction from Q3 2023, was the result of customer migration into money market demand accounts during the quarter, and the increase in time deposits from

Q4 2022, was primarily driven by our prior strategy earlier in the year to lock in some lower cost time deposits with maturities of less than 12 months to help reduce the volatility in our interest expense.

Capital

Shareholders’ equity at December 31, 2023 was $67,556,000 compared to $61,111,000 at December 31, 2022, which resulted in a tangible common equity ratio of 9.17% and 8.45%, as of December 31, 2023 and December 31, 2022, respectively. The $6,445,000 increase in shareholders’ equity during the twelve months ended December 31, 2023, was primarily due to the recognition of net income of $1,918,000, from December 31, 2022 to December 31, 2023, and the $5,268,000 decrease in accumulated other comprehensive loss. The decrease in accumulated other comprehensive loss was primarily the result of rate movements during the three months ended December 31, 2023, which resulted in improved valuations on the remaining available for sale securities portfolio.

The Bank continues to maintain a strong, well-capitalized position. The following table presents the regulatory capital ratios for the Bank at the end of the periods indicated:

Bank Regulatory Capital Ratios
Ratios	Q4 2023	Q3 2023	Q2 2023	Q1 2023	Q4 2022
Common equity tier 1	13.86%	13.58%	14.36%	14.52%	14.22%
Tier 1	13.86%	13.58%	14.36%	14.52%	14.22%
Total capital	14.49%	14.19%	14.96%	15.14%	14.81%
Tier 1 leverage	11.14%	10.74%	11.18%	11.27%	10.95%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements.  For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement.  These forward-looking statements may include statements regarding profitability, liquidity, allowance for credit losses, interest rate sensitivity, market risk, growth strategy and financial and other goals.  Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

●	changes in assumptions underlying the establishment of allowances for credit losses, and other estimates;
●	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
●	the ability to maintain adequate liquidity by retaining deposit customers and secondary funding sources, especially if the Company’s or banking industry’s reputation becomes damaged;
●	the effects of future economic, business and market conditions;
●	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
●	our inability to maintain our regulatory capital position;
●	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;

●	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions with which we do business;
●	risks inherent in making loans such as repayment risks and fluctuating collateral values;
●	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
●	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
●	governmental monetary and fiscal policies;
●	geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, negatively impacting business and economic conditions in the U.S. and abroad;
●	changes in accounting policies, rules and practices;
●	reliance on our management team, including our ability to attract and retain key personnel;
●	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
●	demand, development and acceptance of new products and services;
●	problems with technology utilized by us;
●	the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events;
●	the impact of the COVID-19 pandemic, including the adverse impact on our business and operations and on our customers;
●	changing trends in customer profiles and behavior; and
●	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	*
Balance Sheet Data
Total assets	$736,616	$727,504	$754,655	$734,797	$723,270
Investment securities	105,585	104,046	132,235	135,953	133,853
Loans held for sale	4,983	5,425	6,887	1,852	2,268
Loans, net	575,811	566,802	556,916	540,465	539,015
Allowance for credit losses	(3,423)	(3,353)	(3,256)	(3,272)	(3,370)
Deposits	605,345	626,774	628,382	618,016	624,743
Borrowings	59,464	34,464	59,464	49,464	34,456
Shareholders' equity	67,556	63,685	64,014	63,881	61,111
Book value per share	$45.25	$42.89	$43.08	$42.99	$41.21
Total shares outstanding	1,492,879	1,484,837	1,485,813	1,485,813	1,482,790

Asset Quality Ratios
Allowance for credit losses on loans to:
Loans, net of deferred fees and costs	0.59%	0.59%	0.58%	0.61%	0.63%
Nonperforming loans	1176.12%	1120.23%	1139.05%	555.47%	515.16%
Net charge-offs (recoveries) to average loans(1)	(0.00%)	(0.11%)	(0.00%)	(0.00%)	0.00%
Nonperforming assets to total assets	0.04%	0.04%	0.04%	0.08%	0.09%

Bank Capital Ratios
Common equity tier 1	13.86%	13.58%	14.36%	14.52%	14.22%
Tier 1	13.86%	13.58%	14.36%	14.52%	14.22%
Total capital	14.49%	14.19%	14.96%	15.14%	14.81%
Tier 1 leverage	11.14%	10.74%	11.18%	11.27%	10.95%

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$9,130	$8,462	$8,099	$7,583	$7,533
Interest expense	2,445	2,348	1,975	1,218	544
Net interest income before
provision for credit losses	6,685	6,114	6,124	6,365	6,989
Provision for credit losses	50	—	—	—	—
Noninterest income (loss)	1,156	(3,669)	1,221	1,256	1,286
Noninterest expense	5,697	5,752	5,832	5,756	5,593
Income (loss) before income tax expense (benefit)	2,094	(3,307)	1,513	1,865	2,682
Income tax expense (benefit)	402	(754)	274	325	520
Net income (loss)	$1,692	$(2,553)	$1,239	$1,540	$2,162
Earnings (loss) per share
Basic	$1.14	$(1.72)	$0.83	$1.04	$1.46
Diluted	$1.14	$(1.72)	$0.83	$1.04	$1.46

Performance Ratios
Return on average assets(1)	0.91%	(1.36)%	0.67%	0.86%	1.17%
Return on average equity(1)	10.45%	(15.82)%	7.70%	9.97%	14.45%
Net interest margin(1)	3.83%	3.46%	3.53%	3.79%	4.03%

* Derived from audited consolidated financial statements.
(1) Annualized.

Financial Highlights
(Dollars in thousands, except per share amounts)

	Year Ended
	December 31,	December 31,
	2023	2022
	(Unaudited)	*
Selected Operating Data
Interest income	$33,274	$27,487
Interest expense	7,986	1,781
Net interest income before
provision for (recovery of) credit losses	25,288	25,706
Provision for (recovery of) credit losses	50	(300)
Noninterest income (loss)	(36)	6,602
Noninterest expense	23,037	22,313
Income before income tax expense	2,165	10,295
Income tax expense	247	1,990
Net income	$1,918	$8,305
Earnings per share
Basic	$1.29	$5.62
Diluted	$1.29	$5.62

Performance Ratios
Return on average assets	0.26%	1.11%
Return on average equity	3.00%	13.54%
Net interest margin	3.65%	3.67%

* Derived from audited consolidated financial statements.